As filed with the Securities and Exchange Commission on October 11, 2012

Registration No. 333-184173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Pre-Effective Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

NAVIDEA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1080091
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

________________________

425 Metro Place North, Suite 450

Dublin, Ohio 43017-1367

(614) 793-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Brent L. Larson

Senior Vice President and Chief Financial Officer

Navidea Biopharmaceuticals, Inc.

425 Metro Place North, Suite 450

Dublin, Ohio 43017-1367

(614) 793-7500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

________________________

Copies of Correspondence to:

William J. Kelly, Jr., Esq.

Brett P. Thornton, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street, Suite 2800

Columbus, Ohio 43215-6194

(614) 227-2000

(614) 227-2100 (fax)

wjkelly@porterwright.com

________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated October 11, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

NAVIDEA BIOPHARMACEUTICALS, INC.

300,000 Shares

Common Stock

This prospectus relates to the resale from time to time of these shares of our common stock by the selling stockholder identified in this prospectus. This prospectus may be used only by the stockholder listed under the section entitled “selling stockholder” in this prospectus for the resale of up to 300,000 shares of our common stock, $0.001 par value. The common stock offered by this prospectus may be offered by the selling stockholder from time to time in transactions reported on the NYSE MKT, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices, or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholder.

Our shares of common stock are traded on the NYSE MKT under the symbol “NAVB.” On October 10, 2012, the closing sale price of our common stock was $2.57 per share.

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Investing in our securities involves a high degree of risk. Before investing in our securities, we recommend that you carefully read this entire prospectus, including the “Risk Factors” section beginning on page 4, any applicable supplements to this prospectus and the documents we file with the Securities and Exchange Commission from time to time.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Navidea Biopharmaceuticals, Inc.

425 Metro Place North, Suite 450

Dublin, OH 43017-1367

(614) 793-7500

The date of this prospectus is __________ __, 2012

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. This prospectus relates to shares of common stock of Navidea Biopharmaceuticals, Inc. that may be sold by Alseres Pharmaceuticals, Inc., the selling stockholder identified in this prospectus. The shares of common stock offered under this prospectus by the selling stockholder were issued pursuant to a sublicense agreement, between the selling stockholder and us, dated July 31, 2012. We are registering the offer and sale of the shares to satisfy registration rights we have granted to the selling stockholder in a registration rights agreement between the selling stockholder and us, dated July 31, 2012. We will not receive any proceeds from the sale of these shares by the selling stockholder. We will bear all costs associated with this registration statement. This prospectus provides you with a general description of the securities that may be offered by the selling stockholder, and may be supplemented from time to time. These prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information and Incorporation by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplements. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this prospectus, “we,” “us,” “our” and “Navidea” refer to Navidea Biopharmaceuticals, Inc. and its subsidiaries.

ABOUT NAVIDEA BIOPHARMACEUTICALS, INC.

Navidea Biopharmaceuticals, Inc., a Delaware corporation, is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. We are currently developing four radiopharmaceutical agent platforms. The first, Lymphoseek® is intended to be used to assess the spread of certain solid tumor cancers into the lymphatic system. The second, NAV4694, is intended to aid in the imaging and evaluation of patients with signs or symptoms of cognitive impairment such as Alzheimer’s disease (AD). The third, RIGScanTM, is intended to be used during surgery to help surgeons locate occult or metastatic cancer, with a primary focus on colorectal cancer. The fourth, E-IACFT (CFT), is an Iodine-123 radiolabeled imaging agent being developed as an aid in the diagnosis of Parkinson’s disease and other movement disorders, with potential use as a diagnostic aid in dementia. All of these drug products are still in development and must be cleared for marketing by the appropriate regulatory authorities before they can be sold in any markets.

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We believe that shareholder value can be greatly enhanced through development of our radiopharmaceutical product candidates. We also plan to evaluate opportunities to expand our product pipeline by acquiring at attractive valuations or engaging in license arrangements involving other drug development programs with substantial potential. Initially, we intend to focus on identifying later stage product opportunities within the radiopharmaceutical sector; however, we may evaluate opportunities in other sectors to the extent we become aware of them during our pipeline expansion evaluation process.

We were originally incorporated in Ohio in 1983 and reincorporated in Delaware in 1988. Our executive offices are located at 425 Metro Place North, Suite 450, Dublin, Ohio 43017. Our telephone number is (614) 793-7500. Our corporate website is www.navidea.com. This reference to our website is a textual reference only. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

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RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

We cannot guarantee that we will obtain regulatory approval to manufacture or market any of our drug candidates and our approval to market our products may be delayed as a result of the regulatory review process.

Obtaining regulatory approval to market drugs to diagnose or treat cancer is expensive, difficult and risky. Preclinical and clinical data as well as information related to the chemistry, manufacturing and control (CMC) processes of drug production can be interpreted in different ways which could delay, limit or preclude regulatory approval. Negative or inconclusive results, adverse medical events during a clinical trial, or issues related to CMC processes could delay, limit or prevent regulatory approval.

Our near-term financial success depends in large part on obtaining regulatory approval to market Lymphoseek in the U.S. The NDA for Lymphoseek, intended for use in intraoperative lymphatic mapping across a broad range of cancers, was originally submitted to the U.S. Food and Drug Administration (FDA) for review in August 2011. As a part of that review, FDA has reviewed the pre-clinical, clinical and CMC data supporting our application, and, as is also typical of such reviews, has conducted site audits of our facilities and those of the clinical sites where the referenced clinical trials were performed, as well as of contract suppliers and third party vendors being used in the manufacturing and quality assessment processes for Lymphoseek. During the course of their review of the NDA and the site and facility audits conducted by FDA, they raised questions or issues regarding the approvability of Lymphoseek to which we or our third party suppliers and vendors responded as a part of the ongoing dialogue as we believe was typical of a NDA review.

Following FDA’s acceptance of our Lymphoseek NDA filing, FDA established a Prescription Drug User Fee Act (PDUFA) date for Lymphoseek of June 10, 2012. In April 2012, we were notified by FDA that our PDUFA date had been modified to September 10, 2012, a 90-day extension. On September 10, 2012, we received a Complete Response Letter (CRL) from FDA, denying our application for approval of Lymphoseek. We believe the decision was focused on deficiencies identified by FDA during their site inspections of third-party contract manufacturing, and was not related to any efficacy or safety data filed within the Lymphoseek NDA. We are in the process of having further dialogue with FDA and our third-party manufacturers to clarify the specific nature of the deficiencies. As we gain further clarity, we will continue to assist the contract manufacturers in implementing corrective action plans to address the deficiencies, thereby allowing us to resubmit to the NDA for review.

Further review of the resubmission to the NDA, or other inquiries by FDA, could raise additional questions or issues, requiring us to prepare responses or submit additional data that could further delay approval of the NDA. Further delays in the approval of the NDA could result in additional delays in our expected revenue from Lymphoseek and increase the use of our cash until any deficiencies cited by FDA are corrected and another resubmission to the NDA is submitted and reviewed by FDA. Such potential consequences may negatively affect our business, financial condition and results of operations in a material way. We cannot assure you that Lymphoseek will achieve regulatory approval and commercial launch.

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Our radiopharmaceutical product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we fail to comply with continuing regulations, we could lose these approvals and the sale of our products could be suspended.

Even if we receive regulatory clearance to market a particular product candidate, the approval could be conditioned on us conducting additional costly post-approval studies or could limit the indicated uses included in our labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us to withdraw it from the market or impede or delay our ability to obtain regulatory approvals in additional countries. In addition, any contract manufacturer we use in the process of producing a product and its facilities will continue to be subject to FDA review and periodic inspections to ensure adherence to applicable regulations. After receiving marketing clearance, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping related to the product will remain subject to extensive regulatory requirements. We may be slow to adapt, or we may never adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements.

If we fail to comply with the regulatory requirements of FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing processes;
•	warning letters;
•	civil or criminal penalties;
•	fines;
•	injunctions;
•	product seizures or detentions;
•	import bans;
•	voluntary or mandatory product recalls and publicity requirements;
•	suspension or withdrawal of regulatory approvals;
•	total or partial suspension of production; and
•	refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

With the historical exception of our discontinued medical device businesses, we have dedicated and will continue to dedicate substantially all of our resources to the research and development of our radiopharmaceutical technologies and related compounds. All of our compounds currently are in research or development or regulatory review and have not received marketing approval.

Prior to commercialization, each product candidate requires significant research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. The development of radiopharmaceutical technologies and compounds, including those we are currently developing, is unpredictable and subject to numerous risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons including that they may:

•	be found ineffective or cause harmful side effects during preclinical testing or clinical trials;
•	fail to receive necessary regulatory approvals;
•	be difficult to manufacture on a scale necessary for commercialization;
•	be uneconomical to produce;
•	fail to achieve market acceptance; or
•	be precluded from commercialization by proprietary rights of third parties.

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The occurrence of any of these events could adversely affect the commercialization of our products. Products, if introduced, may not be successfully marketed and/or may not achieve customer acceptance. If we fail to commercialize products or if our future products do not achieve significant market acceptance, we will not likely generate significant revenues or become profitable.

If we do not successfully develop our product candidates into marketable products, we may be unable to generate significant revenue or become profitable.

We divested our primary commercial product line, the neoprobe GDS line of gamma detection medical devices, in August 2011. Currently, we do not have any revenue generating products, and unless we are able to develop one of our product candidates, such as Lymphoseek, into an approved commercial product, we will not generate any significant revenues from product sales, milestone payments or otherwise. As discussed previously, we received a CRL regarding the Lymphoseek NDA and must resubmit it for review by FDA. NAV4694, CFT and RIGScan are in various stages of clinical development. Regulatory approval for Lymphoseek and/or additional clinical trials for NAV4694, CFT, RIGScan or other product candidates may not be successful and, even if they are, we may not be successful in developing any of them into a commercial product. In addition, many companies in the pharmaceutical industry suffer significant setbacks in advanced clinical trials even after reporting promising results in earlier trials. Even if our trials are viewed as successful, we may not get regulatory approval. Our product candidates will be successful only if:

•	they are developed to a stage that will enable us to commercialize them or sell related marketing rights to pharmaceutical companies;
•	we are able to commercialize them in clinical development or sell the marketing rights to third parties; and
•	if developed, they are approved by the regulatory authorities.

We are dependent on the achievement of these goals in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

If we are not successful in licensing or acquiring additional drug candidates or technologies to expand our product pipeline, our future product portfolio and potential profitability could be harmed.

One component of our business strategy is to in-license drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories. All of our product candidates in clinical development are in-licensed from third parties, including Lymphoseek, NAV4694, CFT and RIGScan. We may not successfully acquire additional drug candidates or technologies to expand our product pipeline. The number of such candidates and technologies is limited. Competition among large pharmaceutical companies and biopharmaceutical companies for promising drug candidates and technologies is intense because such companies generally desire to expand their product pipelines through purchase or in-licensing. If we fail to expand our product pipeline, our potential future revenues may be adversely affected.

Clinical trials for our radiopharmaceutical product candidates will be lengthy and expensive and their outcome is uncertain.

Before obtaining regulatory approval for the commercial sale of any product candidates, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a time consuming, expensive and uncertain process and may take years to complete. During 2011, we successfully completed a second Phase 3 clinical trial in subjects with breast cancer or melanoma for our most advanced radiopharmaceutical product candidate, Lymphoseek. In addition, we are enrolling subjects in a third Phase 3 clinical trial in subjects with head and neck squamous cell carcinoma.

In August 2011, we held a meeting regarding RIGScan with the Scientific Advice Working Party (SAWP) of the European Medicines Agency (EMA) and received similar guidance as we received from FDA, as well as the suggestion that we consider use of a humanized version of the RIGS antibody. With this collective guidance, we have changed our development plans from a murine-based antibody to a humanized antibody on our development and regulatory timelines. We believe that we may still be technically able to complete the necessary manufacturing steps to permit active clinical development in 2013; however, as management continues to assess the scope and required resources for the RIGS program, particularly in light of other development opportunities such as for NAV4694 and/or CFT, the timing and scope of our development and commercialization plan for RIGScan may be affected.

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With respect to NAV4694, AstraZeneca has completed clinical development through a Phase 2a level. We recently commenced our clinical development through some additional Phase 2 testing, mainly intended to expand the safety population, and we intend to commence Phase 3 testing of NAV4694 in 2013, but these plans could also experience complications and delays.

With respect to CFT, Alseres Pharmaceuticals, Inc. (Alseres), the party from whom we have sublicensed CFT, had previously completed five clinical trials in over 600 subjects. Alseres received a Phase 3 Special Protocol Assessment (SPA) from FDA for CFT in 2009. We have held preliminary discussions with FDA regarding the SPA and expect to update the SPA over the coming months.

Historically, the results from preclinical testing and early clinical trials often do not predict the results obtained in later clinical trials. Frequently, drugs that have shown promising results in preclinical or early clinical trials subsequently fail to establish sufficient safety and efficacy data necessary to obtain regulatory approval. At any time during the clinical trials, we, the participating institutions, FDA or EMA might delay or halt any clinical trials for our product candidates for various reasons, including:

•	ineffectiveness of the product candidate;
•	discovery of unacceptable toxicities or side effects;
•	development of disease resistance or other physiological factors;
•	delays in patient enrollment; or
•	other reasons that are internal to the businesses of our potential collaborative partners, which reasons they may not share with us.

While we have achieved some level of success in our clinical trials for Lymphoseek, and our licensing partners have also achieved successful outcomes from earlier trials of NAV4694 and CFT, the results of these clinical trials, as well as pending and future trials for these and other product candidates that we may develop or acquire, are subject to review and interpretation by various regulatory bodies during the regulatory review process and may ultimately fail to demonstrate the safety or effectiveness of our product candidates to the extent necessary to obtain regulatory approval or that commercialization of our product candidates is worthwhile. Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could materially harm our business.

If we fail to establish and maintain collaborations or if our partners do not perform, we may be unable to develop and commercialize our product candidates.

We expect to enter into collaborative arrangements with third parties to develop and/or commercialize product candidates and are currently seeking additional collaborations. Such collaborations might be necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize our existing and future product candidates. If we fail to enter into collaborative arrangements or fail to maintain our existing collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

Our dependence on collaborative arrangements with third parties will subject us to a number of risks that could harm our ability to develop and commercialize products including that:

•	collaborative arrangements may not be on terms favorable to us;
•	disagreements with partners may result in delays in the development and marketing of products, termination of our collaboration agreements or time consuming and expensive legal action;

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•	we cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates and partners may not allocate sufficient funds or resources to the development, promotion or marketing of our products, or may not perform their obligations as expected;
•	partners may choose to develop, independently or with other companies, alternative products or treatments. including products or treatments which compete with ours;
•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;
•	business combinations or significant changes in a partner's business strategy might adversely affect that partner's willingness or ability to complete its obligations to us; and
•	the terms and conditions of the relevant agreements may no longer be suitable.

The occurrence of any of these events could adversely affect the development or commercialization of our products.

If users of our products are unable to obtain adequate reimbursement from third-party payers, or if new restrictive legislation is adopted, market acceptance of our products may be limited and we may not achieve anticipated revenues.

Our ability to commercialize our products will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations such as health maintenance organizations (HMOs). Third-party payers are increasingly challenging the prices charged for medical care. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to further reform health care or reduce government insurance programs, may all result in lower prices for our products if approved for commercialization. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially harm our ability to sell our products at a profit.

While we expect a “pass-through” code related to Lymphoseek’s designation as a new chemical entity to be established by the U.S. Center for Medicaid and Medicare Services (CMS) following FDA approval, if achieved, there can be no assurances that such pass-through code will be received from CMS, and if not received, that the cost of Lymphoseek will be absorbed by the healthcare providers. In addition, there can be no assurance that even if a pass-through code is obtained, that following the expiration of such code (generally two to three years following approval), that we will be successful in establishing a separate permanent code for reimbursement of Lymphoseek and therefore that the cost of Lymphoseek may be need to be absorbed by the institution as a part of the bundled procedural code for the surgical procedure in which Lymphoseek is used. If this is the case, our expectations of the pricing we expect to achieve for Lymphoseek and the related potential revenue may be significantly diminished.

We may be unable to establish or contract for the pharmaceutical manufacturing capabilities necessary to develop and commercialize our potential products.

We are in the process of establishing commercial manufacturing capabilities on a third-party contract basis for our Lymphoseek product and clinical manufacturing capabilities for our other radiopharmaceutical compounds. We intend to rely on third-party contract manufacturers to produce sufficiently large quantities of drug materials that are and will be needed for clinical trials and commercialization of our potential products. Third-party manufacturers may not be able to meet our needs with respect to timing, quantity or quality of materials.

We have a supply agreement with Reliable Biopharmaceutical Corporation (Reliable) to manufacture the drug substance for our Lymphoseek product and we currently use OSO BioPharmaceuticals Manufacturing, LLC (OsoBio) for the finishing and vialing of our Lymphoseek product. However, if we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical trials may be delayed, thereby delaying the submission of product candidates for regulatory approval and the market introduction and subsequent commercialization of our potential products. Any such delays may lower our revenues and potential profitability.

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We and any third-party manufacturers that we may use must continually adhere to current Good Manufacturing Practices (cGMPs) and regulations enforced by FDA through its facilities inspection program and/or foreign regulatory authorities where our products will be tested and/or marketed. If our facilities or the facilities of third-party manufacturers cannot pass a pre-approval plant inspection, FDA and/or foreign regulatory authorities will not grant approval to market our product candidates. In complying with these regulations and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort on production, record-keeping and quality control to assure that our potential products meet applicable specifications and other requirements. The FDA and other regulatory authorities may take action against a contract manufacturer who violates cGMPs. We recently received a CRL in response to our NDA for Lymphoseek based on deficiencies identified during site inspections of some of our third party contract manufacturing facilities as a part of the NDA review process. We are working to clarify and address the identified deficiencies. Failure to correct the deficiencies may result in our NDA not being approved. Should the Lymphoseek NDA be approved, failure to continually comply with FDA, EMA or other applicable regulations may cause us to curtail or stop the manufacture of such products until we regain regulatory compliance.

We may lose out to larger or better-established competitors.

The biotechnology industry is intensely competitive. Some of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources as well as greater experience in the pharmaceutical industry than we have. The particular medical conditions our product lines address can also be addressed by other medical procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use our competitors’ products and/or our products may not be competitive with other technologies. For example, Eli Lilly recently announced that it had received approval to market florbetapir (AV-45), a first-generation beta-amyloid imaging agent. We are also aware of two additional first-generation beta-amyloid imaging agents in late stages of development by large pharmaceutical companies. If our competitors are successful in establishing and maintaining market share for their products, our sales and revenues may not occur at the rate we anticipate. In addition, our current and potential competitors may establish cooperative relationships with larger companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

If any of our license agreements for intellectual property underlying Lymphoseek, NAV4694, CFT or RIGScan, or any other products or potential products are terminated, we may lose the right to develop or market that product.

We have licensed intellectual property, including patents and patent applications relating to intellectual property for Lymphoseek, NAV4694, CFT and RIGScan. We may also enter into other license agreements or acquire other product candidates. The potential success of our product development programs depend on our ability to maintain rights under these licenses, including our ability to achieve development or commercialization milestones contained in the licenses. Under certain circumstances, the licensors have the power to terminate its agreement with us if we fail to meet our obligations under these licenses. We may not be able to meet our obligations under these licenses. If we default under any license agreement, we may lose our right to market and sell any products based on the licensed technology.

We may not have sufficient legal protection against infringement or loss of our intellectual property, and we may lose rights to our licensed intellectual property if diligence requirements are not met.

Our success depends, in part, on our ability to secure and maintain patent protection for our products and product candidates, to preserve our trade secrets, and to operate without infringing on the proprietary rights of third parties. While we seek to protect our proprietary positions by filing United States and foreign patent applications for our important inventions and improvements, domestic and foreign patent offices may not issue these patents. Third parties may challenge, invalidate, or circumvent our patents or patent applications in the future. Competitors, many of which have significantly more resources than we have and have made substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit, or interfere with our ability to make, use, or sell our products either in the United States or abroad.

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Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are or may be developing products. As the biotechnology and pharmaceutical industry expands and more patents are issued, the risk increases that we will be subject to claims that our products or product candidates, or their use, infringe the rights of others. In the United States, patent applications are secret until patents are issued, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make our products obsolete, limit our patents, invalidate our patent applications or create a risk of infringement claims.

We or our suppliers may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our products, product candidates and/or technologies infringe their intellectual property rights or that the process of manufacturing our products or any of their respective component materials, or the component materials themselves, or the use of our products, product candidates or technologies, infringe their intellectual property rights. If one of these patents was found to cover our products, product candidates, technologies or their uses, or any of the underlying manufacturing processes or components, we could be required to pay damages and could be unable to commercialize our products or use our technologies or methods unless we are able to obtain a license to the patent or intellectual property right. A license may not be available to us in a timely manner or on acceptable terms, if at all. In addition, during litigation, a patent holder could obtain a preliminary injunction or other equitable remedy that could prohibit us from making, using or selling our products, technologies or methods.

In addition, it may be necessary for us to enforce patents under which we have rights, or to determine the scope, validity and unenforceability of other parties’ proprietary rights, which may affect our rights. There can be no assurance that our patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. The uncertainty resulting from the mere institution and continuation of any patent related litigation or interference proceeding could have a material and adverse effect on us.

We typically require our employees, consultants, advisers and suppliers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, advisory, or supply relationships with us. They may breach these agreements and we may not obtain an adequate remedy for breach. Further, third parties may gain access to our trade secrets or independently develop or acquire the same or equivalent information.

Agencies of the United States government conducted some of the research activities that led to the development of antibody technology that some of our proposed antibody-based surgical cancer detection products use. When the United States government participates in research activities, it retains rights that include the right to use the technology for governmental purposes under a royalty-free license, as well as rights to use and disclose technical data that could preclude us from asserting trade secret rights in that data and software.

We and our collaborators, including AstraZeneca and Alseres, may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our product candidates and products, when and if we have any, in every jurisdiction would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we or our licensors have not obtained patent protection to develop their own products. These products may compete with our products, when and if we have any, and may not be covered by any of our or our licensors' patent claims or other intellectual property rights.

The laws of some non-U.S. countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

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The intellectual property protection for our product candidates depends on third parties.

With respect to Lymphoseek, NAV4694, CFT and RIGScan, we have exclusively licensed certain issued patents and pending patent applications covering the respective technologies underlying these product candidates and their commercialization and use and we have licensed certain issued patents and pending patent applications directed to product compositions and chemical modifications used in product candidates for commercialization, and the use and the manufacturing thereof.

The patents and pending patent applications underlying our licenses do not cover all potential product candidates, modifications and uses. In the case of patents and patent applications licensed from AstraZeneca, we have limited control over the filing, prosecution or enforcement of these patents or patent applications. In the case of patents and patent applications licensed from the University of California, San Diego (UCSD), we did not have any control over the filing of the patents and patent applications before the effective date of the Lymphoseek license, and have had limited control over the filing and prosecution of these patents and patent applications after the effective date of the Lymphoseek license. Under certain circumstances, we also have the right to enforce patents and patent applications licensed from AstraZeneca and Alseres. We cannot be certain that such prosecution efforts have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents. We also cannot be assured that our licensors or their respective licensing partners will agree to enforce any such patent rights at our request or devote sufficient efforts to attain a desirable result. Any failure by our licensors or any of their respective licensing partners to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operation.

We may become involved in disputes with AstraZeneca, UCSD, Alseres, the National Institutes of Health (NIH) or potential future collaborators over intellectual property ownership, and publications by our research collaborators and scientific advisors could impair our ability to obtain patent protection or protect our proprietary information, which, in either case, could have a significant effect on our business.

Inventions discovered under research, material transfer or other such collaborative agreements may become jointly owned by us and the other party to such agreements in some cases and the exclusive property of either party in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention, or whether it is jointly owned, and disputes could arise regarding ownership of those inventions. These disputes could be costly and time consuming and an unfavorable outcome could have a significant adverse effect on our business if we were not able to protect or license rights to these inventions. In addition, our research collaborators and scientific advisors generally have contractual rights to publish our data and other proprietary information, subject to our prior review. Publications by our research collaborators and scientific advisors containing such information, either with our permission or in contravention of the terms of their agreements with us, may impair our ability to obtain patent protection or protect our proprietary information, which could significantly harm our business.

We may have difficulty raising additional capital, which could deprive us of necessary resources to pursue our business plans.

We expect to devote significant capital resources to fund research and development, to maintain existing and secure new manufacturing capacity, and to acquire new product candidates. In order to support the initiatives envisioned in our business plan, we may need to raise additional funds through the sale of assets, public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

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Our future expenditures on our programs are subject to many uncertainties, including whether our product candidates will be developed or commercialized with a partner or independently. Our future capital requirements will depend on, and could increase significantly as a result of, many factors, including:

•	the costs of seeking regulatory approval for our product candidates, including any nonclinical testing or bioequivalence or clinical studies, process development, scale-up and other manufacturing and stability activities, or other work required to achieve such approval, as well as the timing of such activities and approval;
•	the extent to which we invest in or acquire new technologies, product candidates, products or businesses and the development requirements with respect to any acquired programs;
•	the scope, prioritization and number of development and/or commercialization programs we pursue and the rate of progress and costs with respect to such programs;
•	the costs related to developing, acquiring and/or contracting for sales, marketing and distribution capabilities and regulatory compliance capabilities, if we commercialize any of our product candidates for which we obtain regulatory approval without a partner;
•	the timing and terms of any collaborative, licensing and other strategic arrangements that we may establish;
•	the extent to which we will need to expand our workforce to pursue our business plan, and the costs involved in recruiting, training and incentivizing new employees;
•	the effect of competing technological and market developments; and
•	the cost involved in establishing, enforcing or defending patent claims and other intellectual property rights.

We believe that we have access to sufficient financial resources with which to fund our operations and those of our subsidiaries for the near future. However, certain events or actions may shorten the period through which our current operating funds will sustain us, including, without limitation, if we decide to grow our organization in pursuit of development or commercialization activities for our current or newly acquired or developed product candidates, if we incur unexpected expenses, or if FDA approval of Lymphoseek is further delayed. We may also acquire new technologies, product candidates and/or products and the cost to acquire, develop and/or commercialize such new technologies, product candidates and/or products may shorten the period through which our current operating funds will sustain us. If our current funds become inadequate, we may not be able to obtain sufficient additional funding for such activities, on satisfactory terms, if at all. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned development activities, acquisition of new product candidates and other operations.

Our ability to raise capital may be limited by applicable laws and regulations.

Our ability to raise additional capital through the sale and issuance of our equity securities may be limited by, among other things, current Securities and Exchange Commission (Commission) and NYSE MKT rules and regulations. Our capital raising plans include primary offerings of equity securities using a “shelf” registration on Form S-3, which typically enables an issuer to raise additional capital on a more timely and cost effective basis than through other means, such as registration of a securities offering under a Form S-1 registration statement. Under current Commission rules and regulations, to be eligible to use a Form S-3 registration statement for primary offerings without restriction as to the amount of securities to be sold and issued, an issuer must, among other requirements, have outstanding common equity with a market value of at least $75 million held by non-affiliates. Although we currently have outstanding common equity with a market value of significantly more than $75 million held by non-affiliates, if we file a “shelf” Form S-3 registration statement at a time when the aggregate market value of our common stock held by non-affiliates, or public float, is less than $75 million (calculated as set forth in Form S-3 and Commission rules and regulations), the amount we could raise through primary offerings of our securities in any 12-month period using the Form S-3 registration statement may be limited to an aggregate of one-third of our public float. Moreover, the market value of all securities sold by us under a Form S-3 registration statement during the prior 12 months may be subtracted from that amount to determine the amount we can then raise under the Form S-3 registration statement. The Commission’s rules and regulations require that we periodically re-evaluate the value of our public float. If, at a re-evaluation date, our public float is less than $75 million, the amount we could raise through primary offerings of our securities in any 12-month period using a Form S-3 registration statement would be subject to the one-third of public float limitation described above.

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In addition, under current Commission rules and regulations, if our public float is less than $75 million or if we seek to register a resale offering (i.e., an offering of our securities by persons other than us), we must, among other requirements, maintain our listing with the NYSE MKT or have our common stock listed and registered on another national securities exchange in order to be eligible to use a Form S-3 registration statement for any primary or resale offering. Alternative means of raising capital through sales of our securities, including through the use of a Form S-1 registration statement, may be more costly and time-consuming.

Currently, our common stock is listed on the NYSE MKT. The NYSE MKT will review the appropriateness of continued listing of any issuer that falls below the exchange’s continued listing standards. For additional information regarding this risk, see the risk factor below titled “Our failure to maintain continued compliance with the listing requirements of the NYSE MKT could result in the delisting of our common stock.” If our common stock were delisted from the NYSE MKT, our ability to raise capital on terms and conditions we deem acceptable, if at all, may be materially impaired.

Our ability to timely raise sufficient additional capital also may be limited by the NYSE MKT’s requirements relating to stockholder approval for transactions involving the issuance of our common stock or securities convertible into our common stock. For instance, the NYSE MKT requires that we obtain stockholder approval of any transaction involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into our common stock) at a price less than the greater of book or market value, which (together with sales by our officers, directors and principal stockholders) equals 20% or more of our presently outstanding common stock, unless the transaction is considered a “public offering” by the NYSE MKT staff. Based on our outstanding common stock as of September 24, 2012 and the average closing price of $3.51 over the thirty trading days preceding September 24, 2012, we could not raise more than approximately $75 million without stockholder approval, unless the transaction is deemed a public offering or does not involve the sale, issuance or potential issuance by us of our common stock (or securities convertible into our common stock) at a price less than the greater of book or market value. However, certain prior sales by us may be aggregated with any offering we may propose in the near-term, further limiting the amount we could raise in any future offering that is not considered a public offering by the NYSE MKT staff and would involve the sale, issuance or potential issuance by us of our common stock (or securities convertible into our common stock) at a price less than the greater of book or market value. The NYSE MKT will also require stockholder approval if the issuance or potential issuance of additional shares will be considered by the exchange staff to result in a change of control of Navidea.

Obtaining stockholder approval is a costly and time-consuming process. If we are required to obtain stockholder approval, we would expect to spend substantial additional money and resources. In addition, seeking stockholder approval would delay our receipt of otherwise available capital, which may materially and adversely affect our ability to execute our current business strategy, and there is no guarantee our stockholders ultimately would approve a proposed transaction. A public offering under the NYSE MKT rules typically involves broadly announcing the proposed transaction, which often has the effect of depressing the issuer’s stock price. Accordingly, the price at which we could sell our securities in a public offering may be less and the dilution existing stockholders experience may in turn be greater than if we were able to raise capital through other means.

There may be future sales or other dilution of our equity, which may adversely affect the market price of shares of our common stock.

Our existing and future preferred stock, warrants or other securities convertible into or exchangeable for our common stock may contain adjustment provisions that could increase the number of shares issuable upon exercise, conversion or exchange, as the case may be, and decrease the exercise, conversion or exchange price. The market price of our shares of common stock or preferred stock could decline as a result of sales of a large number of shares of our common stock or preferred stock or similar securities in the market, the triggering of any such adjustment provisions or the perception that such sales could occur in the future.

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Our secured indebtedness imposes significant restrictions on us, and a default could materially adversely affect our operations and financial condition.

All of our material assets, except our intellectual property, have been pledged as collateral for our borrowings under the Loan and Security Agreement (Loan Agreement) with Hercules Technology II. LP (Hercules). In addition to the security interest in our assets, the Loan Agreement carries substantial covenants that impose significant requirements on us, including, among others, requirements that:

•	we pay all principal, interest and other charges on the borrowed funds when due;
•	we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the debt and the exercise of the warrants issued in connection with the Loan Agreement; and
•	we indemnify Hercules against certain liabilities.

Additionally, with certain exceptions, the Loan Agreement prohibits us from:

•	amending our organizational or governing agreements and documents, entering into any merger or consolidation, dissolving the Company or liquidating its assets, or acquiring all or any substantial part of the business or assets of any other person;
•	incurring any indebtedness, capital leases, or contingent obligations outside the ordinary course of business;
•	granting or permitting liens against or security interests in our assets;
•	acquiring or making investments in any other person other than permitted investments;
•	making any material dispositions of our assets outside the ordinary course of business; or
•	declaring or paying any dividends or making any other distributions.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants would result in a default under the Loan Agreement, permitting Hercules to accelerate the maturity of the debt and to sell the assets securing it. Such actions by Hercules could materially adversely affect our operations, results of operations and financial condition, including causing us to substantially curtail our product development activities.

Due to the extension of the PDUFA date for Lymphoseek to September 10, 2012, we did not receive FDA approval of Lymphoseek by the June 30, 2012 deadline established in the Loan Agreement with Hercules, and therefore expect that additional loan proceeds of up to $3 million thereunder may not be available to us under the current terms.

Shares of common stock are equity securities and are subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are common equity interests. This means that our common stock ranks junior to our outstanding shares of Series B and Series C Preferred Stock and any preferred stock that we may issue in the future, to our indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness and our preferred stock may restrict payment of dividends on our common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our common stock and have no current intention to pay dividends in the future. Furthermore, our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

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The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict, and may further limit our ability to raise additional funds.

The ongoing credit crisis and related turmoil in the global financial system has had and may continue to have an impact on our business and our financial condition. We may face significant challenges if conditions in the financial markets do not improve or continue to worsen. In particular, our ability to access the capital markets and raise funds required for our operations may be severely restricted at a time when we would like, or need, to do so which could have an adverse effect on our ability to meet our current and future funding requirements and on our flexibility to react to changing economic and business conditions.

Our failure to maintain continued compliance with the listing requirements of the NYSE MKT could result in the delisting of our common stock.

Our common stock is listed on the NYSE MKT. The rules of NYSE MKT provide that shares be delisted from trading in the event the financial condition and/or operating results of the Company appear to be unsatisfactory, the extent of public distribution or the aggregate market value of the common stock has become so reduced as to make further dealings on the NYSE MKT inadvisable, the Company has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company, or the Company has failed to comply with its listing agreements with NYSE MKT. For example, the NYSE MKT normally will consider suspending trading in, or removing from the list, securities of an issuer that has stockholders’ equity of less than $6.0 million if such issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. There can be no assurance that the Company will continue to meet these and other requirements necessary to maintain the listing of our common stock on the NYSE MKT. For example, we may determine to grow our organization or product pipeline or pursue development or other activities at levels or on timelines that reduces our stockholders’ equity below the level required to maintain compliance with NYSE MKT continued listing standards.

The delisting of our common stock from the NYSE MKT likely would reduce the trading volume and liquidity in our common stock and may lead to decreases in the trading price of our common stock. The delisting of our common stock may also materially impair our stockholders’ ability to buy and sell shares of our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital, which is critical to the execution of our current business strategy.

The price of our common stock has been highly volatile due to several factors that will continue to affect the price of our stock.

Our common stock traded as low as $2.05 per share and as high as $4.77 per share during the 12-month period ended September 24, 2012. The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by the Company and by stockholders, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Some additional factors which could lead to the volatility of our common stock include:

•	price and volume fluctuations in the stock market at large or of companies in our industry which do not relate to our operating performance;
•	changes in securities analysts’ estimates of our financial performance or deviations in our business and the trading price of our common stock from the estimates of securities analysts;
•	FDA or international regulatory actions and regulatory developments in the U.S. and foreign countries;
•	financing arrangements we may enter that require the issuance of a significant number of shares in relation to the number of shares currently outstanding;
•	public concern as to the safety of products that we or others develop;
•	activities of short sellers in our stock; and
•	fluctuations in market demand for and supply of our products.

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The realization of any of the foregoing could have a dramatic and adverse impact on the market price of our common stock. In addition, class action litigation has often been instituted against companies whose securities have experienced substantial decline in market price. Moreover, regulatory entities often undertake investigations of investor transactions in securities that experience volatility following an announcement of a significant event or condition. Any such litigation brought against us or any such investigation involving our investors could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.

An investor’s ability to trade our common stock may be limited by trading volume.

Historically, the trading volume for our common stock has been relatively limited. The average daily trading volume for our common stock on the OTC Bulletin Board for the 12-month period ended January 31, 2011 was approximately 194,000 shares. Following the listing of our common stock on the NYSE MKT on February 10, 2011, trading in our common stock has been more active. During the 12-month period beginning on September 25, 2011 and ending on September 24, 2012, the average daily trading volume for our common stock on the NYSE MKT was approximately 700,000 shares. We cannot, however, assure you that this trading volume will be consistently maintained in the future.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE MKT.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE MKT. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our shares of common stock, and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

Because we do not expect to pay dividends on our common stock in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have paid no cash dividends on any of our common stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, with respect to our common stock, we do not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Furthermore, we are subject to various laws and regulations that may restrict our ability to pay dividends and we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Due to our intent to retain any future earnings rather than pay cash dividends on our common stock and applicable laws, regulations and contractual obligations that may restrict our ability to pay dividends on our common stock, the success of your investment in our common stock will likely depend entirely upon any future appreciation and there is no guarantee that our common stock will appreciate in value.

We may have difficulty attracting and retaining qualified personnel and our business may suffer if we do not.

Our business has experienced a number of successes and faced several challenges in recent years that have resulted in several significant changes in our strategy and business plan, including the shifting of resources to support our current development initiatives. Our management will need to remain flexible to support our business model over the next few years. However, losing members of the Navidea management team could have an adverse effect on our operations. Our success depends on our ability to attract and retain technical and management personnel with expertise and experience in the pharmaceutical industry, and the acquisition of additional product candidates may require us to acquire additional highly qualified personnel. The competition for qualified personnel in the biotechnology industry is intense and we may not be successful in hiring or retaining the requisite personnel. If we are unable to attract and retain qualified technical and management personnel, we will suffer diminished chances of future success.

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If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses and assets that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. If we pursue any such transaction, the process of negotiating the acquisition and integrating an acquired business and assets may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets which could harm our business, financial condition, operating results and prospects and the trading price of our securities.

We may be adversely affected if our internal controls over financial reporting fail or are circumvented.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies. In addition, we are required under the Sarbanes Oxley Act of 2002 to report annually on our internal control over financial reporting. If we determine that our internal control over financial reporting is not effective, such shortcoming could have an adverse effect on our business and financial results and the price of our common stock could be negatively affected. This reporting requirement could also make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulation concerning control and procedures could have a material effect on our business, results of operation and financial condition. Any of these events could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively affect the market price of our shares, increase the volatility of our stock price and adversely affect our ability to raise additional funding. The effect of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors and our Board committees and as executive officers.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. We sometimes use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements. Forward-looking statements relate to our expectations, beliefs, plans, strategies, prospects, future performance, anticipated trends and other future events. Specifically, this prospectus and the information incorporated by reference in this prospectus contain forward-looking statements relating to, among other things:

•	our revenue;
•	our primary operating costs and expenses;
•	capital expenditures;
•	evaluation of possible acquisitions of, or investments in business, products and technologies; and
•	sufficiency of existing cash to meet operating requirements.

These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s past results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Actual results may differ materially. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors” and elsewhere in this prospectus, and may also be found in an accompanying prospectus supplement and in information incorporated by reference.

You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part and the documents that we incorporate by reference in this prospectus completely and with the understanding that our future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

WHERE YOU CAN FIND MORE INFORMATION

AND INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We “incorporate by reference” into this prospectus the information we file with the Commission (Commission file number 001-35076), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 7, 2012;

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•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 10, 2012, and for the quarter ended June 30, 2012, filed with the Commission on August 9, 2012;
•	our Current Reports on Form 8-K, dated December 29, 2011 (filed on January 5, 2012), dated January 25, 2012 (filed on January 25, 2012), dated February 1, 2012 (filed on February 1, 2012), dated February 10, 2012 (filed on February 16, 2012), dated April 3, 2012 (filed on April 3, 2012), dated December 9, 2011 (as amended and filed on April 11, 2012), dated April 10, 2012 (filed on April 13, 2012), dated April 17, 2012 (filed on April 23, 2012), dated June 1, 2012 (filed on June 7, 2012), dated July 25, 2012 (filed on July 31, 2012), dated July 31, 2012 (filed on August 6, 2012), dated August 14, 2012 (filed on August 20, 2012), dated August 27, 2012 (filed on August 30, 2012), dated August 31, 2012 (filed on September 6, 2012), dated September 10, 2012 (filed on September 12, 2012), dated September 20, 2012 (filed on September 21, 2012), and dated October 10, 2012 (filed on October 11, 2012); and
•	the description of our common stock which is contained in our Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in Current Reports on Form 8-K under Items 2.02 and 9.01 is expressly not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at:

Navidea Biopharmaceuticals, Inc.

Attn: Brent L. Larson

425 Metro Place North, Suite 450

Dublin, Ohio 43017-1367

(614) 793-7500

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholder pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is subject to the provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and our amended and restated bylaws, or bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and provisions of applicable law.

Our articles of incorporation authorize our board of directors to issue 200,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock. As of September 24 2012, 107,370,632 shares of common stock were issued and outstanding, and 7,020 shares of preferred stock were issued and outstanding.

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Common Stock

Dividends

Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation

If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights

Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights

Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights

We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any share repurchase.

Conversion Rights

Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue "blank check" preferred stock. The board of directors may divide this stock into series and set their rights. On December 26, 2007, the board of directors designated 3,000 shares of preferred stock as Series A 8% Cumulative Convertible Preferred Stock. On December 5, 2008, we issued 3,000 shares of Series A 8% Cumulative Convertible Preferred Stock (Series A Preferred Stock) to Platinum-Montaur Life Sciences, LLC (“Montaur”). On June 22, 2010, the board of directors designated 10,000 shares of preferred stock as Series B Convertible Preferred Stock, $.001 par value (Series B Preferred Stock), and 1,000 shares of preferred stock as Series C Convertible Preferred Stock, $.001 par value (Series C Preferred Stock). Also, on June 22, 2010: (1) Montaur surrendered the Amended Series A Note issued to it in December 2007, the Amended Series B Note issued to it in April 2008, and all 3,000 shares of Series A Preferred Stock issued to it on December 5, 2008, in exchange for 10,000 shares of Series B Preferred Stock; and (2) we issued 1,000 shares of Series C Preferred Stock to David C. Bupp, the Company’s President and Chief Executive Officer, and Cynthia B. Gochoco, both individually and as co-executors of the Estate of Walter H. Bupp (the Bupp Investors). Montaur may convert all or any portion of the shares of Series B Preferred Stock into an aggregate 32,700,000 shares of our common stock, and the Bupp Investors may convert all or any portion of the shares of Series C Preferred Stock into an aggregate 3,226,000 shares of our common stock. In May 2011 and July 2012, Montaur converted 917 and 3,063 shares, respectively, of their Series B Convertible Preferred Stock into 2,998,590 and 10,016,010 shares, respectively, of our common stock under the terms of the Series B Convertible Preferred Stock.

The board of directors may, without prior stockholder approval, issue any of the remaining 4,989,000 shares of authorized preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of our Company. If we do issue preferred stock in the future, it could have a dilutive effect upon the common stock. See Risk Factors.

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Anti-Takeover Charter Provisions and Laws

Some features of our certificate of incorporation and bylaws and the Delaware General Corporation Law (DGCL), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See Risk Factors.

Limitations on Stockholder Actions

Our certificate of incorporation provides that stockholder action may only be taken at a meeting of the stockholders. Thus, an owner of a majority of the voting power could not take action to replace the board of directors, or any class of directors, without a meeting of the stockholders, nor could he amend the bylaws without presenting the amendment to a meeting of the stockholders. Furthermore, under the provisions of the certificate of incorporation and bylaws, only the board of directors has the power to call a special meeting of stockholders. Therefore, a stockholder, even one who owns a majority of the voting power, may neither replace sitting board of directors members nor amend the bylaws before the next annual meeting of stockholders.

Advance Notice Provisions

Our bylaws establish advance notice procedures for the nomination of candidates for election as directors by stockholders, as well as for other stockholder proposals to be considered at annual meetings. Generally, we must receive a notice of intent to nominate a director or raise any other matter at a stockholder meeting not less than 120 days before the first anniversary of the mailing of our proxy statement for the previous year’s annual meeting. The notice must contain required information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Delaware Law

We are incorporated in Delaware, and as such are subject to Section 203 of the DGCL, which provides that a corporation may not engage in any business combination with an interested stockholder during the three years after he becomes an interested stockholder unless:

•	the corporation’s board of directors approved in advance either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	the interested stockholder owned at least 85 percent of the corporation’s voting stock at the time the transaction commenced; or
•	the business combination is approved by the corporation’s board of directors and the affirmative vote of at least two-thirds of the voting stock which is not owned by the interested stockholder.

An interested stockholder is anyone who owns 15% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock at any time within the previous three years; and the affiliates and associates of any those persons. Section 203 of the DGCL makes it more difficult for an interested stockholder to implement various business combinations with our Company for a three-year period, although our stockholders may vote to exclude it from the law’s restrictions.

Classified Board

Our certificate of incorporation and bylaws divide our board of directors into three classes with staggered three year terms. There are currently six directors and each class is comprised of two directors. At each annual meeting of stockholders, the terms of one class of directors will expire and the newly nominated directors of that class will be elected for a term of three years. The board of directors will be able to determine the total number of directors constituting the full board of directors and the number of directors in each class, but the total number of directors may not exceed 9 nor may the number of directors in any class exceed six. No reduction in the total number of directors or in the number of directors in a given class will have the effect of removing a director from office or reducing the term of any then sitting director. Stockholders may only remove directors for cause. If the board of directors increases the number of directors in a class, it will be able to fill the vacancies created for the full remaining term of a director in that class even though the term may extend beyond the next annual meeting. The directors will also be able to fill any other vacancies for the full remaining term of the director whose death, resignation or removal caused the vacancy.

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A person who has a majority of the voting power at a given meeting will not in any one year be able to replace a majority of the directors since only one class of the directors will stand for election in any one year. As a result, at least two annual meeting elections will be required to change the majority of the directors by the requisite vote of stockholders. The purpose of classifying the board of directors is to provide for a continuing body, even in the face of a person who accumulates a sufficient amount of voting power, whether by ownership or proxy or a combination, to have a majority of the voting power at a given meeting and who may seek to take control of our Company without paying a fair premium for control to all of the owners of our common stock. This will allow the board of directors time to negotiate with such a person and to protect the interests of the other stockholders who may constitute a majority of the shares not actually owned by that person. However, it may also have the effect of deterring third parties from making takeover bids for control of our Company or may be used to hinder or delay a takeover bid.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, located in New York, New York.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder of shares of common stock that we have issued pursuant to a sublicense agreement that we entered into with the selling stockholder on July 31, 2012. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of a registration rights agreement between the selling stockholder and us, dated July 31, 2012.

The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. See “Plan of Distribution.”

The following table presents information, as of September 24, 2012, regarding the selling stockholder and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes Alseres Pharmaceuticals, Inc. and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, using 107,370,632 shares of common stock outstanding as of September 24, 2012. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

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Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Alseres Pharmaceuticals, Inc.	300,000	0.3%	300,000	0	0%

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. For purposes of the following description, the term “selling stockholder” includes any pledgee, donee, permitted transferee or other permitted successor-in-interest selling shares received after the date of this prospectus from the selling stockholder. The selling stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	on any national securities exchange, quotation service or over-the-counter market on which the shares may be listed or quoted at the time of sale;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

We will not receive any proceeds from the sale of the shares offered by this prospectus.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholder may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

In connection with sales of the shares offered by this prospectus, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares in the course of hedging their positions. The selling stockholder may also sell the shares short and deliver shares of common stock to close out short positions, or loan or pledge shares to broker-dealers who may in turn sell the shares.

Broker-dealers and the selling stockholder who act in connection with the sale of the shares may be deemed to be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and selling stockholder and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.

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Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if it acts as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions, or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

•	the names of the broker-dealers;
•	the number of shares involved;
•	the price at which the shares are to be sold;
•	the commissions paid or discounts or concessions allowed to the broker-dealers;
•	that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and
•	other facts material to the transaction.

In addition, we and the selling stockholder will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholder are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

The selling stockholder will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to pay the liabilities.

Our common stock trades on the NYSE MKT under the symbol “NAVB.”

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by our company in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$105
Legal fees and expenses	10,000
Accounting fees	5,000
Printing expenses	--
Miscellaneous	895

Total	$16,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (Section 145) provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article V of the Company’s Bylaws contains provisions which require that the Company indemnify its officers, directors, employees and agents, in substantially the same language as Section 145.

Article Nine, section (b), of the Company’s Certificate of Incorporation further provides that no director will be personally liable to the Company or its stockholders for monetary damages or for any breach of fiduciary duty except for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (which imposes liability in connection with the payment of certain unlawful dividends, stock purchases or redemptions), or any amendment or successor provision thereto, or for any transaction from which a director derived an improper personal benefit.

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Item 16. Exhibits.

Exhibit Number	Footnote	Exhibit Description

4.1	(a)

Amended and Restated Certificate of Incorporation of Navidea Biopharmaceuticals, Inc., as corrected February 18, 1994, and amended June 27, 1994, July 25, 1995, June 3, 1996, March 17, 1999, May 9, 2000, June 13, 2003, July 29, 2004, June 22, 2005, November 20, 2006, December 26, 2007, April 30, 2009, July 27, 2009, August 2, 2010, and January 5, 2012).

4.2	(b)	Amended and Restated ByLaws dated July 21, 1993, as amended July 18, 1995, May 30, 1996 and July 26, 2007.

5.1	*	Opinion of Porter, Wright, Morris & Arthur LLP.

23.1	*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

23.2	*	Consent of Independent Registered Public Accounting Firm.

24.1	*	Power of Attorney.

*	Previously filed.

(a)	Incorporated by reference to Exhibit 3.1 previously filed on March 7, 2012, with the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(b)	Incorporated by reference to Exhibit 3.2 previously filed on August 3, 2007, with Navidea’s Current Report on Form 8-K.

Item 17. Undertakings.

(a)	The undersigned hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on October 11, 2012.

NAVIDEA BIOPHARMACEUTICALS, INC.

/s/ Brent L. Larson
Brent L. Larson, Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Mark J. Pykett	President, Chief Executive Officer	October 11, 2012
Mark J. Pykett, Ph.D.	and Director
(principal executive officer)

/s/ Brent L. Larson	Senior Vice President, Chief	October 11, 2012
Brent L. Larson	Financial Officer, Treasurer and
Secretary
(principal financial officer
and principal accounting officer)

* Gordon A. Troup	Chairman of the Board of	October 11, 2012
Gordon A. Troup	Directors

Director
Peter F. Drake, Ph.D.

* Brendan A. Ford	Director	October 11, 2012
Brendan A. Ford

* Jess E. Jones	Director	October 11, 2012
Jess E. Jones, M.D.

* Eric K. Rowinsky	Director	October 11, 2012
Eric K. Rowinsky, M.D.

* By:	/s/ Brent L. Larson
Brent L. Larson, attorney-in-fact for each
of the persons indicated

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Exhibit Index

Exhibit Number	Footnote	Exhibit Description

4.1	(a)

Amended and Restated Certificate of Incorporation of Navidea Biopharmaceuticals, Inc., as corrected February 18, 1994, and amended June 27, 1994, July 25, 1995, June 3, 1996, March 17, 1999, May 9, 2000, June 13, 2003, July 29, 2004, June 22, 2005, November 20, 2006, December 26, 2007, April 30, 2009, July 27, 2009, August 2, 2010, and January 5, 2012).

4.2	(b)	Amended and Restated ByLaws dated July 21, 1993, as amended July 18, 1995, May 30, 1996 and July 26, 2007.

5.1	*	Opinion of Porter, Wright, Morris & Arthur LLP.

23.1	*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

23.2	*	Consent of Independent Registered Public Accounting Firm.

24.1	*	Power of Attorney.

*	Previously filed.

(a)	Incorporated by reference to Exhibit 3.1 previously filed on March 7, 2012, with the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(b)	Incorporated by reference to Exhibit 3.2 previously filed on August 3, 2007, with Navidea’s Current Report on Form 8-K.